Exhibit 10.2

Loan No. 7600004036

THIRD EXTENSION AND MODIFICATION AGREEMENT

THIS THIRD EXTENSION AND MODIFICATION AGREEMENT (the “Amendment”) is made and entered into as of May 19, 2008, by and between CIRCLE G AT THE CHURCH FARM NORTH JOINT VENTURE, LLC, an Arizona limited liability company (“Owner”), and CALIFORNIA NATIONAL BANK, a national banking association (“Lender”).

R E C I T A L S:

A. Owner and Lender entered into that certain Loan Agreement dated February 14, 2006 pursuant to which Lender agreed to loan to Owner the original sum of up to Thirty-Nine Million Five Hundred Thousand Dollars ($39,500,000.00) (the “Loan”), upon the terms and conditions set forth in said agreement, as amended by that certain letter agreement dated June 20, 2006, and that certain letter agreement dated February 28, 2007, that certain Extension and Modification Agreement dated April 4, 2007, and that certain Second Extension and Modification Agreement dated June 20, 2007 (collectively, the “Agreement”), to aid Owner in the acquisition of certain real property in the Counties of Maricopa and Pinal, State of Arizona, more particularly described in said Agreement (the “Property”) and pre-development and entitlement costs associated with the Property. Said Loan is evidenced by that certain Promissory Note Secured by Deed of Trust dated February 14, 2006 in the original principal amount of Thirty-Nine Million Five Hundred Thousand Dollars ($39,500,000.00) (the “Note”) made by Owner in favor of Lender. The Second Extension and Modification Agreement, among other things, reduced the maximum amount that Owner could borrower under the Loan and Note to $34,500,000.00. The Loan, the Agreement, and the Note are secured by, among other things, that certain Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated February 14, 2006, given by Owner, as “Trustor” in favor of Lender, as “Beneficiary”, encumbering the Property, recorded on March 3, 2006 as Document No. 2006-0292093 in the Official Records of Maricopa County, Arizona, and on March 3, 2006 as Document No. 2006-031017 in the Official Records of Pinal County, Arizona, as amended by that certain Amendment to Deed of Trust, dated June 20, 2006, which was recorded on July 6, 2006 as Document No. 2006-0903803 in the Official Records of Maricopa County, Arizona and on July 6, 2006 as Document No. 2006-095809 in the Official Records of Pinal County, Arizona, and that certain Second Amendment to Deed of Trust, dated February 28, 2007, which was recorded on April 5, 2007 as Document No. 2007-04030576 in the Official Records of Maricopa County, Arizona and on April 16, 2007 as Document No. 2007-045570 in the Official Records of Pinal County, Arizona (collectively, the “Deed of Trust”). The Deed of Trust and all other security given by Owner in connection with the Loan and the Note are hereinafter collectively referred to as the “Security Documents”. Unless otherwise defined herein, capitalized terms used in this Amendment shall have the same meanings as set forth in the Agreement.

B. As of the date hereof, the outstanding principal balance of the Note is Thirty-Three Million Eight Hundred Eighty Thousand Six Hundred Ninety-Three and 86/100 Dollars ($33,880,693.86). The Note is due and payable in full on July 1, 2008.

C. Owner has requested that Lender extend the “Maturity Date” of the Note to provide additional time to obtain entitlements and complete subdivision sales. Lender is willing to accommodate Owner by extending the “Maturity Date” of the Note as hereinafter set forth, subject to the terms and requirements hereinafter described.

D. Owner and Lender now desire to extend the “Maturity Date” of the Note and to make certain other modifications to the Note and Agreement, in consideration of Owner’s agreements hereinafter described and payment to Lender of the sums hereinafter described.

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Owner and Lender hereby agree as follows:

1. Extension of Note. The “Maturity Date” of the Note shall be and is extended to July 1, 2011.

2. Payments; Principal Paydowns. The interest rate as recited and calculated in the manner provided for in the Note shall remain unchanged, and Owner shall continue to pay interest on the principal from time to time outstanding thereunder in the manner as provided in the Note, as amended hereby. Notwithstanding the foregoing and in addition to the principal payment set forth in Section 3(b) below, Owner shall make two (2) scheduled principal payments on the Note in the amount of Five Million Dollars ($5,000,000.00) each on or before each of the following dates: (i) June 30, 2009, and (ii) June 30, 2010. Owner acknowledges and agrees that it shall have no right to reborrow any of such amounts repaid.

3. Conditions Precedent. In consideration of and as a condition to Lender granting the within extension to Owner, the following conditions precedent and other requirements shall have been satisfied:

(a) Owner shall deposit with Lender concurrently with its execution and delivery of this Amendment:

(i) An appraisal performed in accordance with Section 3.02 of the Agreement and approved by Lender demonstrating that the Property has an appraised as-is value of not less than Thirty-Four Million Six Hundred Thousand Dollars ($34,600,000.00); and

(ii) Any and all additional documents and items as Lender may require in connection with this Amendment.

(b) Owner shall pay to Lender on or before May 21, 2008, a principal reduction payment in the amount of Ten Million Dollars ($10,000,000.00) to be applied by Lender against the principal outstanding under the Note and which will reduce the “Maximum Loan Amount” under the Note, and the Loan, to Twenty-Four Million Five Hundred Thousand Dollars ($24,500,000.00) (and Owner acknowledges and agrees that it shall have no right to reborrow any of such amount repaid).

(c) Owner shall pay to Lender on or before its execution and delivery of this Amendment:

(i) An extension fee to Lender for the extension of the “Maturity Date” of the Note hereunder, in the amount of One Hundred Eighty Three Thousand Seven Hundred Fifty Dollars ($183,750.00); and

(ii) All legal, title, escrow, documentation, and other costs incurred by or on behalf of Lender in connection with this transaction, including without limitation, the preparation of this Amendment and all other documents prepared in connection herewith, pursuant to invoices therefore to be submitted by Lender to Owner.

(d) Owner shall cause to be furnished to Lender a modified CLTA Form 110.5 extension endorsement to Lender’s current ALTA Lender’s Policy of Title Insurance, which shall insure that the Deed of Trust is and remains a first lien on the property encumbered thereby, free and clear of all liens, encumbrances, restrictions or other matters except those, if any, to which Lender may agree to take subject to in writing.

4. Disbursements. Upon execution and delivery of this Amendment by both Lender and Owner and satisfaction of all the conditions precedent set forth in Paragraph 4 above, disbursements of the Loan shall continue in accordance with Sections 4.05 and 4.06 of the Agreement with respect to any remaining undisbursed Loan funds. Owner acknowledges and agrees that the only remaining undisbursed Loan funds are in the “Engineering & Entitlement” and the “Consultants & Legal” line items set forth in Section 4.05 of the Agreement.

5. Modification of Financial Covenants. Section 5.09 of the Agreement is hereby deleted in its entirety and replaced with the following:

“(a) William Lyon Homes, a Delaware corporation (the “Guarantor” under the Continuing Guaranty Agreement described in Section 1.02 above and hereinafter referred to as “Guarantor”) shall maintain: (i) on a consolidating basis, a minimum Tangible Net Worth equal to or greater than One Hundred Seventy-Five Million Dollars ($175,000,000.00); (ii) on a consolidating basis, at all times a ratio of (X) Total Liabilities to (Y) Tangible Net Worth that is equal to or less than 5 to 1 as of the date of the recording of the Deed of Trust until December 31, 2008 and 3.25 to 1 at all times thereafter; and (iii) at all times Available Liquidity of no less than Twenty Million Dollars ($20,000,000.00), of which no less than Ten Million Dollars ($10,000,000.00) shall consist of aggregate unpledged, unreserved, and unrestricted cash.

(b) For purposes hereof, the following capitalized terms shall have the following meanings:

(i) “Person” means a natural person, a partnership, a joint venture, an unincorporated association, a limited liability company, a corporation, a trust, any other legal entity, any governmental authority, or any other entity, whether acting in an individual capacity, fiduciary capacity or other capacity.

(ii) “Affiliate” of any Person means any other Person directly or indirectly controlling, controlled or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

(iii) “Available Liquidity” means, with respect to any Person, that amount which is equal to the sum of (a) aggregate unpledged, unreserved and unrestricted cash, (b) unpledged, unreserved and unrestricted Cash Equivalent Investments, and (c) Undrawn Availability.

(iv) “Cash Equivalent Investments” means (a) short-term obligations of, or fully guaranteed by, the United States of America, (b) commercial payer rated A-1 or better by S&P or P-1 or better by Moody’s, (c) demand deposit accounts maintained in the ordinary course of business, and (d) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000; provided, in each case, that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest.

(v) “GAAP” means generally accepted accounting principles consistently applied.

(vi) “Intangible Assets” means, with respect to any Person, all intangible assets of such Person under GAAP, determined on a consolidated basis, including, without limitation, copyrights, franchises, goodwill, licenses, non-competition covenants, organization or formation expenses, patents, service marks, service names, trademarks, trade names, write-up in the book value of any asset in excess of the acquisition cost of the asset, any amount, however designated on the balance sheet, representing the excess of the purchase price paid for assets or stock acquired over the value assigned thereto on the books of such Person, loans and advances to partners and officers, employees, or directors of such Person (or members of their immediate families), unamortized leasehold improvement expense note recoverable at the end of the lease term, unamortized debt discount, and deferred discount.

(vii) “Net Income” means, with respect to any Person, the net income (or loss) of such Person for the applicable period, as such net income is determined in accordance with GAAP.

(viii) “Tangible Net Worth” means as defined by or otherwise determined in conformity with GAAP; provided, however, in determining Tangible Net Worth, the following shall be excluded with respect to such determination: (a) Intangible Assets, (b) any notes or obligations receivable from Affiliates except to the extent such notes or obligations receivable are on terms which are fair, reasonable and equivalent of an arm’s length transaction with an unrelated third Person, (c) any “step-up” in value of assets that results from a transaction with an Affiliate or between Affiliates, or recognition of a gain or profit from a sale or contribution of an asset to an Affiliate or a transaction between Affiliates except to the extent such transactions are on terms which are fair, reasonable and equivalent of an arm’s length transaction with an unrelated third Person, and (d) any subordinated debt (other than as may be specifically approved by Lender in writing) shall be excluded, all determined on a consolidation basis.

(ix) “Total Liabilities” means the total book value of Guarantor’s assets less (a) Tangible Net Worth, (b) “off balance sheet” liabilities complying with Financial Accounting Standards Board Financial Interpretation Number 46, and (c) minority interests in Guarantor unconsolidated entities, all as determined in accordance with GAAP. For purposes hereof, “Undrawn Availability” means the sum of (x) that portion of the Funds which is available for disbursement (including satisfaction of all conditions precedent thereto except for a request for such disbursement) but has not yet been disbursed pursuant to the terms and conditions of this Agreement, and (y) that portion of any line of credit facility held by Owner with any financial institution which is available for immediate disbursement (including satisfaction of all conditions precedent thereto except for a request for such disbursement) to Owner pursuant to that credit facility’s loan terms but has not yet been disbursed.

(c) In connection with the foregoing, Owner shall cause Guarantor, to provide to Lender by not later than the forty-fifth (45th) day following the end of each calendar quarter that any obligations of Owner to Lender are outstanding under the Note, this Agreement or any of the Security Documents, statements certified by Guarantor, through its chief financial officer or independent accountants, confirming compliance with the financial covenants set forth in Section 5.09(a) above, all as of the last day of the prior calendar quarter. Any failure of Lender to receive any such statement by the 45th calendar day following the end of each calendar quarter shall, without waiver of any other rights Lender may have under this Agreement, entitle Lender to cease further disbursement of Funds until such statement has been received by Lender.”

6. Reaffirmations. Owner hereby reaffirms to Lender the continued truth and accuracy of the representations and warranties made by Owner in the Agreement and each and all of the other Security Documents, with the understanding that Lender is relying upon the continued truth and accuracy of all such representations and warranties in entering into this Amendment. Owner hereby further affirms and certifies that as of the date of this Amendment, no default or Event of Default as described in the Note, the Agreement or any of the Security Documents exists or would be existing with the passage of time or the giving of notice or both.

7. Acknowledgements and Waivers.

(a) Owner acknowledges and confirms that it is fully liable under the Note, as amended herein, including without limitation, obligated to pay all amounts of principal and interest, late charges, and other sums which may now or hereafter become due and owing under the Note, as amended herein, and all taxes, insurance premiums and other sums that may be due and payable under the provisions of the Deed of Trust, as amended, and other Security Documents; Owner acknowledges and admits the indebtedness evidenced by the Note, as amended herein, and unconditionally promises and agrees to pay the same with interest thereon within the time and in the manner required in the Note, as amended herein, together with attorney’s fees, costs of collection, and any other sums secured by the Deed of Trust, as amended, and other Security Documents; and Owner further acknowledges and agrees that upon any default or Event of Default under the Agreement, the Note or any of the Security Documents from and after the date of this Amendment, Lender, in addition to any other rights it may have under the Loan Instruments, at law or in equity, shall have the right to declare the entire unpaid balance of principal and interest under the Note immediately due and payable.

(b) Owner, on behalf of itself and on behalf of its members, managers, principals, guarantors, agents, employees, heirs, personal representatives, successors and assigns (collectively, the “Owner Parties”), and each of them and anyone claiming through or under them, hereby releases, acquits and forever discharges Lender and its principals, officers, directors, shareholders, agents, employees, successors and assigns (collectively, the “Lender Parties”) and each of them, of and from any and all claims, causes of action in law or equity, suits, debts, liens, obligations, promises, demands, liabilities, damages, losses, costs and expenses of every nature, character and description whatsoever in existence as of the execution of this Amendment, known or unknown, fixed or contingent, which the Owner Parties, or any of them, may have or may hereafter acquire against the Lender Parties, and each of them, based on or arising out of the Note, the Agreement, the Security Documents, and the transactions contemplated by said documents, existing prior to the date of this Amendment. With respect to the foregoing release, Owner, on behalf of itself and on behalf of the Owner Parties, and each of them, hereby acknowledges and waives the provisions of California Civil Code Section 1542, which states:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Owner acknowledges that it has been advised or has had the opportunity to be advised by its attorneys concerning the foregoing, and in light thereof, expressly acknowledges the aforementioned waiver and release of any and all rights it may have under California Civil Code Section 1542 or any other State or Federal statute or legal principle of similar effect with respect to the foregoing.

(c) In further consideration of the extension of the “Maturity Date” under the Note, the provisions of Section 3504 of the Commercial Code of California requiring presentment of said Note to Owner, demand of payment, protest, notice, notice of dishonor, and notice of nonpayment are hereby waived.

8. Independent Security. Owner hereby agrees that any and all security for the Note, including without limitation the Deed of Trust, may be enforced by Lender concurrently or independently in such order as Lender may determine; and with reference to any such security in addition to the Deed of Trust, Lender may, without consent of or notice to Owner, exchange, substitute or release such security without affecting the liability of Owner, and Lender may release any one or more parties hereto or to the above obligation, or permit the liability of said party or parties to terminate without affecting the liability of any other party or parties liable thereon.

9. Amendment Not a Novation; Ratification. This Amendment is an extension and deferment only, and not a novation. Except as modified by this Amendment, the terms and provisions of the Note, the Agreement and each and all of the Security Documents are hereby ratified and affirmed in all respects by the parties hereto, and shall remain binding and controlling on the parties.

10. Miscellaneous. Owner and Lender agree to deliver such additional documents and instruments and to do or cause to be done such other acts and things as may be reasonably necessary to assure the parties hereto of the benefit of the agreements contained in this Amendment. This Amendment constitutes the entire agreement between the parties with respect to the subject matter hereof. Each of the parties to this Amendment acknowledges that it has had the opportunity to seek legal advice as to the terms of this Amendment, and this Amendment shall be construed fairly as to each of the parties, regardless of which party prepared this Amendment. Neither this Amendment nor any of the provisions hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party against whom the enforcement of the change, waiver, discharge or termination is sought. No waiver of any right hereunder shall constitute waiver of any other or future right. In any dispute arising out of or related to this Amendment or any of the terms and provisions contained herein, the prevailing party in such dispute shall be entitled to recover from the losing party, in addition to any other relief, all attorneys’ fees and costs incurred by the prevailing party in connection with said dispute. All provisions of this Amendment shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns. This Amendment shall be governed by and construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

LENDER:	CALIFORNIA NATIONAL BANK, a national banking association

	By:	/s/ Andrew Zinn

		Its:	Vice President

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OWNER:	CIRCLE G AT THE CHURCH FARM NORTH JOINT VENTURE, LLC, an Arizona limited liability company

	By:	William Lyon Homes, Inc.,
a California corporation, Manager

		By:	/s/ Richard S. Robinson
Richard S. Robinson, Sr. Vice President

		By:	/s/ Michael D. Grubbs
Michael D. Grubbs, Sr. Vice President and Chief Financial Officer

THE FOREGOING IS ACKNOWLEDGED AND AGREED TO BY THE UNDERSIGNED GUARANTOR, AND SUCH GUARANTOR FURTHER ACKNOWLEDGES AND AGREES THAT ITS OBLIGATIONS UNDER THE ENVIRONMENTAL INDEMNITY AGREEMENT AND THOSE GUARANTY AGREEMENTS GIVEN IN CONNECTION WITH THE ABOVE-REFERENCED LOAN, AS MODIFIED BY THIS AMENDMENT, ARE HEREBY RATIFIED AND AFFIRMED IN ALL RESPECTS, SHALL NOT BE LIMITED OR OTHERWISE AFFECTED BY THE AGREEMENTS CONTAINED IN THIS AMENDMENT, AND CONTINUE IN FULL FORCE AND EFFECT:

WILLIAM LYON HOMES, INC., a California corporation		WILLIAM LYON HOMES, a Delaware corporation

By:	/s/ Michael D. Grubbs	By:	/s/ Michael D. Grubbs
	Michael D. Grubbs, Sr. Vice President and Chief Financial Officer		Michael D. Grubbs, Sr. Vice President and Chief Financial Officer

By:	/s/ Richard S. Robinson	By:	/s/ Richard S. Robinson
	Richard S. Robinson, Sr. Vice President		Richard S. Robinson, Sr. Vice President